June 12, 2020

RiverSource Life Insurance Company

829 Ameriprise Financial Center

Minneapolis, MN 55474

RE:	RiverSource Life Insurance Company (“Registrant”)

Pre-Effective Amendment No. 1 on Form S-3

File No. 333-238470

RiverSource® Structured SolutionsSM annuity

Ladies and Gentlemen:

I am familiar with the above-referenced Registration Statement on Form S-3 filed by RiverSource Life Insurance Company (the “Company”) with the Securities and Exchange Commission in connection with the Individual Limited Flexible Purchase Payments Deferred Index-Linked Annuity interests offered in connection with the above-referenced annuity contract.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the Individual Limited Flexible Purchase Payments Deferred Index-Linked Annuity interests.

2. The Individual Limited Flexible Purchase Payments Deferred Index-Linked Annuity interests issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Nicole D. Wood
Nicole D. Wood
Assistant General Counsel and Assistant Secretary